PHOTRONICS, INC.AND SUBSIDIARIES

Consolidated Condensed Balance Sheets
(in thousands)

	May 4,	November 3,
	2003	2002

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $15,791 in 2003 and $15,148 in 2002	$259,063	$129,092
Accounts receivable	61,630	62,545
Inventories	17,285	19,948
Other current assets	38,140	37,475

Total current assets	376,118	249,060

Property, plant and equipment, net	389,464	443,860
Intangible assets, net	119,132	121,217
Other assets	21,202	18,305

	$905,916	$832,442

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$8,081	$10,649
Accounts payable	40,719	57,401
Other accrued liabilities	38,583	38,982

Total current liabilities	87,383	107,032

Long-term debt	433,791	296,785
Deferred income taxes and other liabilities	43,724	44,539
Minority interest	48,877	44,971

Shareholders’ equity	292,141	339,115

	$905,916	$832,442

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended

	May 4, 2003		April 30, 2002	May 4, 2003		April 30, 2002

Net sales	$85,548		$103,057	$166,942		$198,743
Costs and expenses:
Cost of sales	62,808		71,319	126,564		139,073
Selling, general and administrative	14,612		14,656	28,985		28,501
Research and development	7,531		7,451	15,153		14,584
Consolidation, restructuring and related charges	42,000	(a)	-	42,000	(a)	-

Operating income (loss)	(41,403)	(a)	9,631	(45,760)	(a)	16,585

Other expenses, net	(3,298)	(a)	(4,122)	(6,328)	(a)	(7,191)

Income (loss) before income taxes and minority interest	(44,701)	(a)	5,509	(52,088)	(a)	9,394

Income tax provision (benefit)	(1,874)	(a)	800	(2,371)	(a)	1,300

Income (loss) before minority interest	(42,827)	(a)	4,709	(49,717)	(a)	8,094

Minority interest	(1,243)	(a)	(2,190)	(2,840)	(a)	(3,828)

Net income (loss)	$(44,070)	(a)	$2,519	$(52,557)	(a)	$4,266

Earnings (loss) per share:
Basic	$(1.37)	(a)	$0.08	$(1.64)	(a)	$0.14

Diluted	$(1.37)	(a)	$0.08	$(1.64)	(a)	$0.14

Weighted average number of common shares outstanding:
Basic	32,053		30,833	32,045		30,573

Diluted	32,053		31,909	32,045		31,556

(a)

Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the consolidation of the company’s North American operating infrastructure.

PHOTRONICS, INC.AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Six Months Ended
	May 4, 2003	April 30, 2002

Cash flows from operating activities:
Net income (loss)	$(52,557)	$4,266
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,576	39,918
Consolidation, restructuring and related charges	42,000	-
Changes in assets and liabilities and other	(14,928)	19

Net cash provided by operating activities	18,091	44,203

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(17,638)	(68,702)
Other	(938)	139

Net cash used in investing activities	(18,576)	(68,563)

Cash flows from financing activities:
Repayment of long-term debt, net	(17,267)	(62,884)
Proceeds from issuance of common stock	335	1,075
Issuance of convertible debt, net	145,170	193,431

Net cash provided by financing activities	128,238	131,622

Effect of exchange rate changes on cash flows	1,571	7

Net Increase in cash and cash equivalents	129,324	107,269
Cash and cash equivalents, beginning of period	113,948	34,684

Cash and cash equivalents, end of period	$243,272	$141,953